Exhibit 8

March 9, 2018

Northwest Natural Holding Company

One Pacific Square

220 NW Second Avenue

Portland, OR 97209

Ladies and Gentlemen:

We have acted as counsel to Northwest Natural Gas Company (“NW Natural”), an Oregon corporation, in connection with the merger (the “Merger”) of NWN Merger Sub, Inc. (“Merger Sub”), an Oregon corporation and a wholly owned subsidiary of Northwest Natural Holding Company (“NW Holding”), an Oregon corporation and a wholly owned subsidiary of NW Natural, with and into NW Natural, pursuant to the Agreement and Plan of Merger dated March 7, 2018 (the “Merger Agreement”) between NW Natural, Merger Sub, and NW Holding. Unless otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the Merger Agreement. You have requested our opinion pursuant to Section 7.5 of the Merger Agreement regarding certain tax aspects of the Merger. In our capacity as counsel to NW Natural we have participated in the preparation of a registration statement on Form S-4 under the Securities Act of 1933 covering 30,000,000 shares of NW Holding Common Stock (the “Registration Statement”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Merger Agreement, (b) the Registration Statement; (c) the representation letter of NW Natural, NW Holding and Merger Sub addressed to us and dated as of the date hereof (the “Representation Letter”); and (d) such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below (collectively, the “Documents”). For purposes of this opinion, we have assumed (without any independent investigation or review thereof) that:

1.	The Documents submitted to us as originals are valid and authentic and the Documents submitted to us as copies conform to the original documents;

2.	The Documents are complete and have been duly authorized, executed and delivered;

3.	The Merger will be consummated in strict compliance with the provisions of the Merger Agreement and as contemplated by the Registration Statement and will be effective under Oregon law;

4.	All signatures are genuine and were affixed by persons with legal capacity and authority to do so;

5.	All of the information, facts, statements, representations, and covenants contained in any of the Documents or otherwise made to us are true, complete and correct and will be true, complete and correct at all relevant times, including the Effective Time of the Merger, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, or covenants (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations or covenants by independent investigation);

6.	Any representation, warranty or statement in the Documents made “to the knowledge of” or similarly qualified is and will be true, correct and complete as if made without such qualification;

7.	The parties to the Documents, including the parties to the Merger Agreement, and all parties referred to therein will act in all respects and at all times in strict conformity with the provisions of the Documents;

8.	None of the terms and conditions contained in the Documents has been or will be waived or modified in any respect; and

9.	There are no agreements, plans, or arrangements relating to the Merger other than those described in the Registration Statement and the Merger Agreement.

Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing assumptions and subject to the conditions and limitations set forth in this letter, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of NW Natural and NW Natural Holding will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

This opinion represents our best judgment as to the federal income tax consequences of the Merger to NW Holding, its subsidiaries, NW Natural, and the holders of NW Natural Common Stock. It is not binding on the Internal Revenue Service (the “Service”) or any court of law, tribunal, administrative agency, or other government body and we cannot give assurance that the Service will not assert a contrary position. This opinion is based on the Code, existing judicial decisions, administrative regulations, published rulings, and such other authority as we have considered relevant. We cannot give assurance that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise you of any developments in, or change of application or interpretation of, U.S. federal income tax laws.

This opinion does not address all U.S. federal income tax consequences of the Merger. We express no opinion as to any U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address all aspects of United States federal income taxation that may be relevant to a NW Natural shareholder in light of the holder’s particular circumstances or to any holders who are subject to special rules under the Code, including, among others, persons who hold their stock through entities that are partnerships or trusts for federal income tax purposes or other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the U.S. Dollar, persons who received stock as compensation or who hold their stock as part of a straddle, wash sale, hedging, conversion or other integrated or risk reduction transaction, and certain U.S. expatriates.

This opinion is furnished in our capacity as counsel to NW Natural solely for its use in connection with the Merger. We hereby consent to discussion of this opinion in the proxy statement/prospectus included as part of the Registration Statement, to filing a form of this opinion as an exhibit to the proxy statement/prospectus included as part of the Registration Statement, and to reference our firm in the proxy statement/prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP

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